EXHIBIT 10.1

SABRE CORPORATION
EXECUTIVE DEFERRED COMPENSATION PLAN

SECTION 1
Establishment and Purpose
Sabre Corporation, a Delaware corporation hereby establishes this Executive Deferred Compensation Plan (the “Plan”) effective as of November 10, 2015 (the “Effective Date”). The purpose of the Plan is to provide select, highly-compensated senior executives of the Company or its designated subsidiaries with an opportunity to defer payment of a portion of their equity-based compensation on the terms and conditions set forth herein.
SECTION 2
Definitions
For the purposes of the Plan, the following capitalized words will have the meanings set forth below:
“Administrator” means the Executive Vice President of Human Resources of the Company, and/or such other position delegated authority to administer the Plan by the Committee.
“Beneficiary” or “Beneficiaries” means an individual or entity designated by a Participant to receive Deferred Benefits in the event of the Participant’s death; provided, however, that, if no such individual or entity is designated or if no such designated individual is alive at the time of the Participant’s death, Beneficiary will mean the Participant’s estate.
“Beneficiary Designation Form” means a document, in a form approved by the Committee to be used by Participants to name their respective Beneficiaries. No Beneficiary Designation Form will be effective unless it is signed by the Participant and received by the Committee prior to the date of death of the Participant.
“Board” means the Board of Directors of the Company.
“Change in Control” means a “Change in the Ownership or Effective Control of a Corporation or in the Ownership of a Substantial Portion of the Assets of a Corporation” under Treasury Department Final Regulation 1.409A-3(j)(5), or any successor thereto.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and all regulations, interpretations, and administrative guidance issued thereunder.
“Committee” means the Compensation Committee of the Board.

“Common Stock” means the common stock, par value $0.01 per share, of the Company, or any other security into which the common stock shall be changed pursuant to the adjustment provisions of Section 11 of the Equity Plan.
“Company” means Sabre Corporation, a Delaware corporation, or any successor to substantially all of its business.
“Deferral Election Form” means a document, in a form approved by the Committee, pursuant to which a Participant makes a deferral election under the Plan.
“Deferred Stock Account” means a notional, bookkeeping account established under the Plan for a Participant to measure the number of vested RSUs that have been deferred by a Participant under the Plan in respect of any Plan Year commencing on or after January 1, 2016.
“Election Date” means the December 31st immediately preceding the commencement of a Plan Year. Notwithstanding the foregoing, if an Employee first becomes eligible to participate in the Plan on or after the start of a Plan Year, the Committee may in its discretion permit such Employee to complete, execute and return a Deferral Election Form within thirty days following such initial participation date provided that such deferral will only apply with respect to services to be performed after such Deferral Election Form is accepted by the Committee, and such date shall be the Election Date in respect of such Employee.
“Employee” means a person who is an employee of any Employer, as determined by the Committee in its sole discretion.
“Employer” means, as applicable, the Company or any of its subsidiaries listed on Schedule A attached hereto, as the same may be amended by the Committee, in its sole discretion, from time to time.
“Equity Plan” means the Sabre Corporation 2014 Omnibus Incentive Compensation Plan, and any successor plan.
“ERISA” means the Employee Retirement Income Security Act of 1974, as it may be amended from time to time.
“Fair Market Value” of a share of Common Stock on a given date will be based upon either (i) if the Common Stock is listed on a national securities exchange or quoted in an interdealer quotation system, the last sales price or, if unavailable, the average of the closing bid and asked prices per share of Common Stock on such date (or, if there was no trading or quotation in the Common Stock on such date, on the next preceding date on which there was trading or quotation) as provided by one of such organizations or (ii) if the Common Stock is not listed on a national securities exchange or quoted in an interdealer quotation system, the price will be equal to the Company’s fair market value, as determined by the Board in good faith based upon the best available facts and circumstances at the time.

“Participant” means any eligible Employee (i) who is in a classification of Employees designated by the Committee to participate in the Plan or who is otherwise selected by the Committee to participate in the Plan, (ii) who elects to participate in the Plan, (iii) who signs the applicable Deferral Election Form, (iv) whose signed Deferral Election Form is accepted by the Committee, (v) who commences participation in the Plan and (vi) whose participation in the Plan has not been terminated. A spouse or former spouse of a Participant will not be treated as a Participant in the Plan or have an account balance under the Plan, even if he or she has an interest in the Participant’s benefits under the Plan as a result of applicable law or property settlements resulting from legal separation or divorce.
“Plan Year” means the period beginning on January 1 of each year and ending on December 31 of such year.
“RSU” means a restricted stock unit representing one share of Common Stock granted to the Participant under the Equity Plan or, if applicable, any predecessor or successor plan.
“Specified Employee” " has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code and Treas. Reg. Section 1.409A-1(i).
“Subsidiary” means a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body.
“Termination of Service” or “termination of service” means a separation from service as defined under Section 409A of the Code.
SECTION 3
Administration
(a)    The Plan will be administered by the Committee. Members of the Committee may be Participants in the Plan. The Committee will be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to make factual determinations in connection with the administration or interpretation of the Plan, and to make any other determinations that it believes are necessary or advisable for the administration of the Plan. The Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Deferral Election Form to the extent the Committee deems desirable to carry the Plan into effect. Any decision of the Committee in the administration of the Plan, as described herein, will be final and conclusive. The Committee may act only by a majority of its members, except that the members thereof may authorize any one or more of the Committee members to execute and deliver documents on behalf of the Committee. In addition, in the administration of the Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit (including acting through a duly appointed representative) and may from time to time consult with counsel who may be counsel to the Company.

(b)    The Committee will be entitled to rely in good faith upon any report or other information furnished to it by any officer or employee of the Companies or from the financial, accounting, legal or other advisers of the Companies. Each member of the Committee, each individual designated by the Committee to administer the Plan and each other person acting at the direction of or on behalf of the Committee will not be liable for any determination or anything done or omitted to be done by him or by any other member of the Committee or any other such individual in connection with the Plan, except for his own willful misconduct or as expressly provided by statute, and to the extent permitted by law and the bylaws of the Company, will be fully indemnified and protected by the Company with respect to such determination, act or omission.
SECTION 4
Elective Deferral of RSU Grants
4.1    Elective Deferrals Generally
The Committee will have sole discretion to determine the terms and conditions applicable to an annual elective deferral pursuant to the Plan. To the extent permitted by the Committee and subject to the terms and conditions provided by the Committee, a Participant for a given Plan Year may make an election to defer the receipt of amounts otherwise payable upon vesting to the Participant with respect to RSUs granted to such Participant in that Plan Year. The Participant’s election will be evidenced by a Deferral Election Form completed and submitted to the Committee in accordance with the procedures and time frames as may be established by the Committee in its sole discretion, and may be made by a Participant only in respect of the RSUs granted to a Participant in a Plan Year.
If a Participant is permitted to elect and does elect one or more different payment schedules for deferrals made in respect of different Plan Years, the Committee will establish separate sub-Accounts under the Plan for such Participant that are notional, bookkeeping accounts to track the number of RSUs in the Participant’s Deferred Stock Account payable or distributable in connection with each such Plan Year.
The Committee, in its sole discretion, may permit a Participant, upon written request to the Committee, to delay a payment if the conditions set out in Section 1.409A-2 of the regulations issued pursuant to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) are met. Those conditions include the following: (i) the election to delay may not take effect until at least twelve (12) months after the date on which the election is made, (ii) if the payment is to be made for a reason other than the Participant’s death, disability (as defined in Section 409A of the Code) or unforeseeable emergency, the payment must be deferred for no less than five (5) years from the date the payment would otherwise have been received, and (iii) if the payment would otherwise be made at a specified time or pursuant to a fixed schedule, the election to change the date must be made at least twelve (12) months before the scheduled payment date.

4.2    Elective Deferral of RSU Grant
(a)    Crediting of Deferred Stock Account. If the Company makes one or more grants of RSUs to a Participant in a Plan Year commencing on or after January 1, 2016 (any such grant or grants in any Plan Year, an “RSU Grant”), the number of RSUs forming part of such RSU Grant deferred by a Participant will be referred to collectively as the “Annual RSU Elective Deferral”. The number of RSUs that are subject to an effective Annual RSU Elective Deferral will be credited to the Participant’s Deferred Stock Account on the vesting date of the Annual RSU Grant to which such Annual RSU Elective Deferral pertains, subject to the terms and conditions of the Equity Plan.
(b)    Minimum and Maximum Deferrals. In respect of the Plan Year that commences on January 1, 2016, (i) a Participant who elects to make an elective deferral of his or her RSU Grants must elect to defer at least twenty-five percent (25%) of his or her RSU Grants made in such Plan Year and (ii) a Participant may elect to defer up to 100% of his or her RSU Grants in increments of twenty-five percent (25%) of his or her RSU Grants. In respect of Plan Years commencing after January 1, 2016, the Committee may designate different minimum and maximum amounts that a Participant may elect to defer under the Plan; provided, that if the Committee does not designate specific minimum and maximum amounts in respect of any Plan Year, the minimum and maximum amounts that applied in the immediately preceding Plan Year will be deemed to continue to apply.
4.3    Dividend Equivalents
Unless otherwise determined by the Committee, a Participant’s Deferred Stock Account, will, from time to time during such Participant’s period of participation under the Plan, including during the period following the Participant’s Termination of Service and prior to the date on which all RSUs in the Participant’s Deferred Stock Account have been settled, be credited on each dividend payment date in respect of Common Stock with additional RSUs, the number of which will be equal to the quotient determined by dividing (a) the product determined by multiplying (i) one hundred percent (100%) of each dividend declared and paid by the Company on the Common Stock on a per share basis by (ii) the number of RSUs recorded in the Participant’s Deferred Stock Account on the record date for the payment of any such dividend, by (b) the Fair Market Value of a share of Common Stock on the dividend payment date for such dividend, in each case, with fractions computed to three decimal places. For the avoidance of doubt, no fractional shares will be credited to a Participant’s Deferred Stock Account, but will be rounded down to the nearest whole share.
4.4    Written Statements of Account
The Company will furnish each Participant with a statement setting forth the total number of RSUs in such Participant’s Deferred Stock Account as of the end of each Plan Year. Such statement will be furnished no later than ninety days after the end of the Plan Year or will otherwise be made available to each Participant.

4.5    Manner, Timing and Form of Payment of Deferred Stock Accounts

(a)    Payment of Deferred Stock Account. The RSUs in a Participant's Deferred Stock Account will be settled in shares of Common Stock. All distributions made in the form of Common Stock will be distributed pursuant to, and count against the number of shares reserved for issuance under, the Equity Plan or such other plan, program, agreement or arrangement under which the shares of Common Stock or right to acquire or receive shares of Common Stock were initially awarded. Shares of Common Stock actually delivered in settlement of a Participant's Stock Account may be originally issued shares or treasury shares, in the discretion of the Committee. Payment will be made in a single lump sum.
For purposes of clarification, a Participant’s elections in his or her Deferral Election Form applicable to amounts deferred in respect of a Plan Year will also apply to all corresponding dividend equivalents.
(b)    Timing of Payments to Specified Employees. Notwithstanding anything in the Plan to the contrary, if a Participant is a Specified Employee as of the date of his or her Termination of Service, then no distribution of such Participant's Deferred Stock Account shall be made upon the Participant's Termination of Service until the first day of the seventh month following the Participant's Termination of Service (or, if earlier, upon the date of the Participant's death).
(c) Restrictions on Transfer. The Company will pay any amounts payable under the Plan only to the Participant or Beneficiary designated under the Plan to receive such amounts. Neither a Participant nor his Beneficiary will have any right to anticipate, alienate, sell, transfer, assign, pledge, encumber or change any benefits to which he may become entitled under the Plan, and any attempt to do so will be void. Amounts payable under the Plan will not be subject to attachment, execution by levy, garnishment, or other legal or equitable process for a Participant’s or Beneficiary’s debts or other obligations.
SECTION 5
Designation of Beneficiary
Each Participant may designate a Beneficiary to receive any amounts due under the Plan on the Participant’s death by executing a Beneficiary Designation Form. A Participant may change an earlier Beneficiary designation by executing a later Beneficiary Designation Form and delivering it to the Committee. The execution of a Beneficiary Designation Form and its receipt by the Committee revokes and rescinds any prior Beneficiary Designation Form.
SECTION 6
Recapitalization or Reorganization
6.1    Authority of the Company and Stockholders
The existence of the Plan will not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks having rights superior to or affecting the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
6.2    Change in Capitalization
Notwithstanding any other provision of the Plan, in the event of the occurrence of any action referenced in Section 11 of the Equity Plan (or the appropriate section of any amended, updated, replacement or successor Equity Plan): (i) the Committee will effectuate any actions taken by the Board under the Equity Plan in respect of the RSUs credited to a Participant’s Deferred Stock Account and (ii) the Committee may make such other adjustments, consistent with the foregoing, as it deems appropriate in its sole discretion. Notwithstanding the foregoing, the Committee will not make any adjustments hereunder that would require approval of the shareholders of the Company without first obtaining such approval.
SECTION 7
Records; Claims Procedure
7.1    Records of Administration
The Administrator will keep or designate another party to keep records reflecting the administration of this Plan which will be subject to audit by the Company.
7.2    Expenses
The expenses of administering this Plan will be borne by the Company.
7.3    Claims Review Procedures
The following claim procedures will apply:
(a)    Denial of Claim. If a claim for benefits is wholly or partially denied, the claimant will be given notice in writing of the denial within a reasonable time after the receipt of the claim, but not later than ninety (90) days after the receipt of the claim. However, if special circumstances require an extension, written notice of the extension will be furnished to the claimant before the termination of the 90-day period. In no event will the extension exceed a period of ninety (90) days after the expiration of the initial 90-day period. The notice of the denial will contain the following information written in a manner that may be understood by a claimant:
(i)    The specific reasons for the denial;
(ii)    Specific reference to pertinent Plan provisions on which the denial is based;

(iii)    A description of any additional material or information necessary for the claimant to perfect his claim and an explanation of why such material or information is necessary;
(iv)    An explanation that a full and fair review by the Administrator of the denial may be requested by the claimant or his authorized representative by filing a written request for a review with the Administrator within sixty (60) days after the notice of the denial is received; and
(v)    If a request for review is filed, the claimant or his authorized representative may review pertinent documents and submit issues and comments in writing within the 60-day period described above.
(b)    Decisions after Review. The decision of the Administrator with respect to the review of the denial will be made promptly and in writing, but not later than sixty (60) days after the Administrator receives the request for the review. However, if special circumstances require an extension of time, a decision will be rendered not later than one hundred twenty (120) days after the receipt of the request for review. A written notice of the extension will be furnished to the claimant prior to the expiration of the initial 60-day period. The claimant will be given a copy of the decision, which will state, in a manner calculated to be understood by the claimant, the specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based.
(c)    Other Procedures. Notwithstanding the foregoing, the Administrator may, in its discretion, adopt different procedures for different claims without being bound by past actions. Any procedures adopted, however, will be designed to afford a claimant a full and fair review of the claimant’s claim and will comply with any applicable regulations under ERISA.
7.4    Finality of Determinations; Exhaustion of Remedies
To the extent permitted by law, decisions reached under the claims procedures set forth in Section 7 will be final and binding on all parties. No legal action for benefits under this Plan will be brought unless and until the claimant has exhausted the claimant’s remedies under Section 7. In any such legal action, the claimant may only present evidence and theories which the claimant presented during the claims procedure. Any claims which the claimant does not in good faith pursue through the review stage of the procedure will be treated as having been irrevocably waived. Judicial review of a claimant’s denied claim will be limited to a determination of whether the denial was arbitrary, capricious or an abuse of discretion based on the evidence and theories the claimant presented during the claims procedure.

SECTION 8
General Provisions
8.1    Restrictions on Alienation of Benefits
No right or benefit under this Plan will be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge the same will be void. No right or benefit hereunder will in any manner be liable for or subject to the debts, contracts, liabilities, or torts of the person entitled to such benefit. If any Participant or the Participant's Beneficiary under this Plan should become bankrupt or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right to a benefit hereunder, then, such right or benefit will cease and terminate.
8.2    Unfunded Status of Plan
This Plan is unfunded and is intended to be a “top hat” plan for the purpose of providing deferred compensation to a select group of management or highly compensated employees within the meaning of ERISA. Amounts payable under the Plan will be satisfied out of the general assets of the Company subject to the claims of the Company’s creditors. The Participants and/or their Beneficiaries will be unsecured creditors of the Company, subject to the Company’s “insolvency”, meaning that the Company is unable to pay its debts as they become due, or is subject to a pending proceeding as a debtor under the United States Bankruptcy Code. Benefits will be reflected on the Company’s accounting records but will not be construed to create, or require the creation of, a trust, custodial or escrow account. No Participant will have any right, title or interest whatever in or to any investment reserves, accounts, funds or assets that the Company may purchase, establish or accumulate to aid in providing the benefits described in this Plan. Nothing contained in this Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust or a fiduciary relationship of any kind between the Company and a Participant or any other person. Neither a Participant nor the Beneficiary of a Participant will acquire any interest hereunder greater than that of an unsecured creditor of the Company.
8.3    Deemed Investment
By electing to participate in the Plan, each Participant will be deemed to have acknowledged and agreed that the Company is not and will not be required to make any investment in connection with the Plan, nor is it required to follow the Participant’s investment directions in any actual investment it may make or acquire in connection with the Plan.
8.4    Tax Consequences Not Guaranteed
The Company does not warrant that this Plan will have any particular tax consequences for Participants or Beneficiaries and will not be liable to them if tax consequences they anticipate do not actually occur. The Company will have no obligation under any circumstances to indemnify a Participant or Beneficiary for lost tax benefits (or other damage or loss) under the Plan.

8.5    Construction
Except when otherwise indicated by the context, the definition of any term in the singular will also include the plural.
8.6    Severability
If any of the provisions of the Plan is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any other agreements or documents designated by the Committee as setting forth the terms of a deferral contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations, and warranties between them, whether written or oral, with respect to the subject matter thereof.

8.7    Articles and Section Titles and Headings
The titles and headings at the beginning of each Article and Section will not be considered in construing the meaning of any provisions in this Plan.
8.8    Governing Law
The Plan and the rights of all persons under the Plan shall be construed and administered in accordance with the laws of the State of Delaware without regard to its conflict of law principles.
8.9    Amendment and Termination
The Administrator may amend, modify or terminate this Plan at any time and in any manner. No amendment may reduce the Account balance of any Participant at the time of such amendment or accelerate the timing of payments due under this Plan except as provided below, unless such amendment is made to comply with any law or regulation. In the event of a termination of this Plan, no further deferrals will be made under this Plan. Any and all amendments to and any termination of the Plan must be made in compliance with Section 409A of the Code.
8.10    Change in Control
If a Change in Control occurs, a Participant’s Deferred Stock Account in this Plan will be distributed on the date of the Change in Control in accordance with Section 409A of the Code.

8.11    Termination after Corporate Dissolution
The Administrator may terminate this Plan within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under this Plan are distributed to the Participants and included in their taxable income within the time limits specified for such terminations in the Regulations under Section 409A.
8.12    Company Decision to Terminate Plan
The Company may terminate this Plan provided that the Company terminates all of its deferral arrangements that would be aggregated with this Plan pursuant to Section 409A of the Code, and further provided that no payments of amounts deferred under the Plan are made within twelve (12) months of the termination other than payments that would otherwise be payable under this Plan if this Plan had not been terminated, and provided further that payments of all remaining amounts deferred under the Plan are made within twenty-four (24) months of the termination, and provided further that the Company does not adopt any new deferral arrangement that would be aggregated with any terminated arrangement at any time within five years following the date of termination.
8.13    No Rights as Stockholder
The crediting of RSUs to a Participant’s Deferred Stock Account will not confer on the Participant any rights as a stockholder of the Company.

8.14    Clawback.

Notwithstanding anything in the Plan to the contrary, the Company will be entitled, to the extent permitted or required by applicable law, Company policy and/or the requirements of an exchange on which the Company’s shares of Common Stock are listed for trading, in each case, as in effect from time to time, to recoup compensation of whatever kind paid by the Company or any of its affiliates at any time to a Participant under the Plan.

8.15    Withholding.

In connection with the vesting of any RSUs subject to an Annual RSU Elective Deferral, the Company shall have the right to withhold a number of shares of Common Stock having a Fair Market Value determined by the Administrator to be sufficient to satisfy the federal, state, local and any other applicable tax requirements, if any, attributable to such vesting. In addition, the Company shall have the right to reduce any distribution made under the Plan to the Participant or Beneficiary by a number of shares of Common Stock sufficient to all taxes that are required to be withheld by the Company in respect of such distribution.

IN WITNESS WHEREOF, Sabre Corporation has caused this instrument to be executed in its name as of November 10, 2015 as approved by the Board of Directors.

SABRE CORPORATION

By:	/s/ William Robinson, Jr.
William Robinson, Jr.
Executive Vice President and
Chief Human Resources Officer